EXHIBIT 4.1

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 1, 2019, among, inter alios, CSC Holdings, LLC, a Delaware limited liability company (the “Issuer”), Cablevision Systems Corporation, a Delaware Corporation (the “Company”) and U.S. Bank National Association, as trustee (the “Trustee”).
WITNESSETH
WHEREAS, the Company, the Trustee and the other parties thereto have heretofore executed and delivered an indenture, dated as of April 2, 2010 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 5.875% Senior Notes due 2022 (the “Notes”);
WHEREAS, pursuant to the Asset Contribution Agreement, dated the date hereof, entered into by, the Company (as Seller) and the Issuer (as Buyer), the Company has agreed to contribute, assign and transfer to the Issuer all of Company’s right, title and interest in and to the Acquired Assets (as defined in the Asset Contribution Agreement), representing all or substantially all of the assets of the Company (other than membership interests in the Issuer) and the Issuer has agreed to assume all of the Assumed Liabilities (as defined in the Asset Contribution Agreement), including the Indenture and the Notes;
WHEREAS, in connection with the foregoing recital and pursuant to Sections 801 and 901 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture without the consent of the Holders of the Notes to evidence the assumption by the Issuer of all obligations of the Company under the Indenture and the Notes;
WHEREAS, each party hereto has duly authorized the execution and delivery of this Supplemental Indenture and has done all things necessary to make this Supplemental Indenture a valid agreement in accordance with its terms;
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE 1
Defined Terms
Section 1.01.    Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital thereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE 2
Obligations and Agreements; Agreement to be Bound; Assumption of Rights and Obligations; Release
Section 2.01.    Obligations and Agreements. The Issuer hereby succeeds the Company as issuer of the Notes under the Indenture and as such will have all of the rights and privileges, and be subject to and assume all of the obligations, duties, covenants and agreements, of the Company under the Indenture and the Notes.
Section 2.02.    Agreement to be Bound; Assumption of Rights and Obligations. The Issuer irrevocably and unconditionally agrees to be bound by all of the provisions of the Indenture and the Notes applicable to the Company and to perform all of the obligations, duties, covenants and agreements of the Company under the Indenture and the Notes.
Section 2.03.    Release of the Company under the Indenture. Pursuant to Section 802 of the Indenture, the Company is released from all obligations under the Indenture and the Issuer has succeeded to, and is substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such Issuer had been named as the Company therein.

ARTICLE 3
Miscellaneous
Section 2.03.    Notices. All notices and other communications to the Issuer shall be given at its address set forth below:

Michael E. Olsen
Senior Vice President, Acting General Counsel and Secretary
Altice USA
1111 Stewart Avenue
Bethpage, NY 11714
United States

Section 3.02.    Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.
Section 3.03.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. THIS SUPPLEMENTAL INDENTURE IS SUBJECT TO THE PROVISIONS OF THE TRUST INDENTURE ACT THAT ARE REQUIRED TO BE PART OF THIS SUPPLEMENTAL INDENTURE AND SHALL, TO THE EXTENT APPLICABLE, BE GOVERNED BY SUCH PROVISIONS.
EACH OF THE ISSUER, COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 3.04.    Severability Clause. In case any one or more of the provisions in this Supplemental Indenture shall be held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.
Section 3.05.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
Section 3.06.    Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.
Section 3.07.    Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
Section 3.08.    Successors. All covenants and agreements in this Supplemental Indenture by the parties hereto shall bind their successors and assigns, whether so expressed or not.
Section 3.09.    Effectiveness. The provisions of this Supplemental Indenture shall become effective as of the date hereof.

Section 3.10.    Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture and shall not be responsible for or in respect of the sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which have been made by the Issuer.
Section 3.11.    The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee.  The parties to this Supplemental Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.
IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

CSC HOLDINGS, LLC
as Issuer
By:	/s/ Dexter Goei
Name: Dexter Goei
Title: Chief Executive Officer

CABLEVISION SYSTEMS CORPORATION
as Company
By:	/s/ Dexter Goei
Name: Dexter Goei
Title: Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION
as Trustee
By:
By:	/s/ Gagendra Hiralal
Name: Gagendra Hiralal Title: Vice President

By:	/s/ Gagendra Hiralal
Name: Gagendra Hiralal Title: Vice President